Exhibit 99.1 News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E Equipment Services Reports Fourth Quarter 2011

and Full Year 2011 Results

BATON ROUGE, Louisiana — (March 1, 2012) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the fourth quarter and year ended December 31, 2011.

FOURTH QUARTER 2011 HIGHLIGHTS

•	Revenues increased 24.3% to $217.0 million versus $174.6 million a year ago. Revenues increased 17.8% from the third quarter of 2011.

•	Net income increased to $7.9 million in the fourth quarter compared to a net loss of $2.5 million a year ago.

•	EBITDA increased 61.3% to $43.4 million from $26.9 million a year ago, yielding a margin of 20.0% compared to 15.4% of revenues a year ago.

•	Rental revenues increased 21.4%, or $11.0 million, to $62.6 million on higher time utilization, better rates, and a larger fleet compared to a year ago.

•

New equipment sales increased to $86.6 million, reflecting a 36.7% increase from a year ago and an 86.0% increase from the third quarter. Increases in both comparative periods were driven by higher demand for new cranes.

•	Gross margins were 25.8% as compared to 23.9% a year ago.

•	Rental gross margins increased to 44.5% in the fourth quarter compared to 39.2% a year ago and 44.0% in the third quarter.

•

Average time utilization (based on original equipment cost) increased to 72.3%, compared to 67.0% a year ago and 71.8% in the third quarter. Average time utilization (based on units available for rent) increased to 67.3% compared to 62.7% last year and 68.9% in the third quarter.

•	Average rental rates increased 6.5% compared to a year ago.

•	Dollar utilization was 33.9% in the fourth quarter compared to 30.2% a year ago and 33.7% in the third quarter.

•	Rental fleet age at December 31, 2011 was 43.3 months compared to an industry average of approximately 51 months.

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H&E Equipment Services Reports Fourth Quarter 2011 Results

March 1, 2012

John Engquist, H&E Equipment Services’ president and chief executive officer, said, “The fourth quarter was exceptionally strong for our business. Our exposure to the industrial sector continues to be very beneficial for our Company. Activity related to the oil and gas industries, where we are heavily embedded, greatly increased. Commercial construction activity also showed a modest improvement during the quarter and customers demonstrated improved confidence in the recovery by making meaningful capital purchases. Our distribution business, particularly new equipment sales, far exceeded our expectations for the quarter. As a result of these improvements in market conditions and solid execution by our employees, we delivered an impressive 24.3% increase in revenue growth and a 61.3% increase in EBITDA. Net income grew to $7.9 million compared to a net loss of $2.5 million on a year-over-year basis. Every segment of our business generated solid increases in revenue and gross profit.”

Engquist concluded, “I am very pleased with our tremendous finish to 2011 and the momentum our business is carrying into 2012. We expect another solid year for our Company based on the current trends. As demonstrated by our performance last year, we are well positioned to benefit from continued improvements in market conditions.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2011

Revenue

Total revenues increased 24.3% to $217.0 million from $174.6 million in the fourth quarter of 2010. Equipment rental revenues increased 21.4% to $62.6 million compared with $51.6 million in the fourth quarter of 2010. New equipment sales increased 36.7% to $86.6 million from $63.4 million in the fourth quarter of 2010. Used equipment sales increased 21.4% to $19.7 million compared to $16.2 million in the fourth quarter of 2010. Parts sales increased 7.7% to $23.3 million from $21.7 million in the fourth quarter of 2010. Service revenues increased 5.5% to $13.9 million compared with $13.2 million in the fourth quarter of 2010.

Gross Profit

Gross profit increased 34.2% to $56.1 million from $41.8 million in the fourth quarter of 2010. Gross margin was 25.8% for the quarter ended December 31, 2011 as compared to 23.9% for the quarter ended December 31, 2010. In comparison to a year ago, the higher gross margin in the fourth quarter of 2011 was largely the result of improved rental and other gross margins.

On a segment basis, gross margin on rentals increased to 44.5% from 39.2% in the fourth quarter of 2010. On average, rental rates were 6.5% higher than rates in the fourth quarter of 2010. Time utilization (based on units available for rent) was 67.3% in the fourth quarter of 2011 as compared to 62.7% in the fourth quarter of 2010.

Gross margins on new equipment sales were 10.0% compared to 10.5% in the fourth quarter of 2010. Gross margins on used equipment sales were 25.9% compared to 22.5% in the fourth quarter of 2010. Gross margin on parts sales were 27.0% compared to 25.7% in the fourth quarter of 2010. Gross margin on service revenues were 60.2% for the fourth quarter of 2011 compared to 62.4% in the fourth quarter of 2010.

Rental Fleet

At the end of the fourth quarter of 2011, the original acquisition cost of the Company’s rental fleet was $736.6 million, an increase of $51.5 million from $685.1 million at the end of the fourth quarter of 2010. Dollar utilization was 33.9% compared to 30.2% for the fourth quarter of 2010. Dollar returns increased reflecting higher year-over-year rental rates and improved time utilization.

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H&E Equipment Services Reports Fourth Quarter 2011 Results

March 1, 2012

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2011 were $38.7 million compared with $39.0 million in the fourth quarter of 2010. SG&A expenses in the fourth quarter of 2011 declined as a percentage of total revenues to 17.8% as compared to 22.4% in the fourth quarter of 2010. The net decrease in SG&A expenses was primarily attributable to lower legal and professional fees compared to a year ago.

Income from Operations

Income from operations for the fourth quarter of 2011 was $17.7 million, or 8.1% of revenues, compared with $2.8 million, or 1.6% of revenues, in the fourth quarter of 2010.

Interest Expense

Interest expense for the fourth quarter of 2011 was $7.1 million compared to $7.3 million for the fourth quarter of 2010.

Net Income (Loss)

Net income was $7.9 million, or $0.23 per diluted share, in the fourth quarter of 2011 compared to a net loss of $2.5 million, or ($0.07) per diluted share in the fourth quarter of 2010. The effective income tax rate was 26.0% in the fourth quarter of 2011 as compared to 37.9% in the fourth quarter of 2010.

EBITDA

EBITDA for the fourth quarter of 2011 increased $16.5 million to $43.4 million from $26.9 million in the fourth quarter of 2010. EBITDA as a percentage of revenues was 20.0% compared with 15.4% in the fourth quarter of 2010.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2011

Revenue

Total revenues increased 25.5% to $720.6 million from $574.2 million in 2010. Equipment rental revenues increased 28.1% to $228.0 million compared with $178.0 million in 2010. New equipment sales increased 31.6% to $220.2 million from $167.3 million in 2010. Used equipment sales increased 37.0% to $85.3 million compared to $62.3 million in 2010. Parts sales increased 9.0% to $94.5 million from $86.7 million in 2010. Service revenues increased 8.7% to $54.0 million compared with $49.6 million a year ago.

Gross Profit

Gross profit increased 41.8% to $192.7 million from $135.9 million in 2010. Gross margin was 26.7% for 2011 as compared to 23.7% for 2010. This increase in gross margin is primarily due to higher rental and other gross margins.

On a segment basis, gross margin on rentals increased to 41.5% from 33.2% in 2010 primarily due to higher average time utilization and increased average rental rates. On average, 2011 rental rates increased 5.2% as compared to 2010. In 2011, time utilization (based on units available for rent) increased to 66.2% from 57.4% a year ago. In 2011, time utilization (based on original equipment cost) increased to 69.7% compared to 60.5% last year.

Gross margins on new equipment sales were 10.9%, up from 9.9% in 2010. Gross margins on used equipment sales increased to 23.8% from 22.5%. Gross margin on parts sales increased to 26.8% from 26.3%. Gross margins on service revenues were 61.0% compared to 62.2% in 2010.

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H&E Equipment Services Reports Fourth Quarter 2011 Results

March 1, 2012

Selling, General and Administrative Expenses

SG&A expenses for 2011 were $153.4 million compared with $148.3 million last year, a $5.1 million, or a 3.4%, increase. In 2011, SG&A expenses as a percentage of total revenues were 21.3% compared to 25.8% in 2010.

Income (Loss) from Operations

Income from operations in 2011 was $40.1 million, or 5.6% of revenues, compared to loss from operations in 2010 of $11.9 million, or 2.1% of revenues.

Interest Expense

Interest expense in 2011 was $28.7 million compared to $29.1 million in 2010.

Net Income (Loss)

Net income was $8.9 million, or $0.26 per diluted share, compared to a net loss of $25.5 million, or ($0.73) per diluted share in 2010. The effective income tax rate was 26.5% in 2011 as compared to 37.0% in 2010.

EBITDA

EBITDA for 2011 increased $59.3 million to $140.3 million from $81.0 million in 2010. EBITDA as a percentage of revenues was 19.5% compared with 14.1% in 2010.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter results today, March 1, 2012, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-4925 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on March 1, 2012, and will continue to be available through March 12, 2012, by dialing 719-457-0820 and entering confirmation code 4934758.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on March 1, 2012, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 65 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment;

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H&E Equipment Services Reports Fourth Quarter 2011 Results

March 1, 2012

(2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet, and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Fourth Quarter 2011 Results

March 1, 2012

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Equipment rentals	$62,598	$51,570	$228,038	$177,970
New equipment sales	86,582	63,351	220,211	167,303
Used equipment sales	19,692	16,224	85,347	62,286
Parts sales	23,345	21,673	94,511	86,686
Service revenues	13,882	13,163	53,954	49,629
Other	10,920	8,637	38,490	30,280

Total revenues	217,019	174,618	720,551	574,154
Cost of revenues:
Rental depreciation	22,635	20,323	86,781	78,583
Rental expense	12,115	11,023	46,599	40,194
New equipment sales	77,881	56,673	196,152	150,665
Used equipment sales	14,598	12,579	65,042	48,269
Parts sales	17,048	16,098	69,222	63,902
Service revenues	5,525	4,946	21,024	18,751
Other	11,166	11,221	43,028	37,851

Total cost of revenues	160,968	132,863	527,848	438,215

Gross profit	56,051	41,755	192,703	135,939

Selling, general and administrative expenses	38,673	39,044	153,354	148,277
Gain on sales of property and equipment	272	119	793	443

Income (loss) from operations	17,650	2,830	40,142	(11,895)

Interest expense	(7,120)	(7,295)	(28,727)	(29,076)
Other income, net	100	425	726	591

Income (loss) before provision (benefit) for income taxes	10,630	(4,040)	12,141	(40,380)

Provision (benefit) for income taxes	2,768	(1,531)	3,215	(14,920)

Net income (loss)	$7,862	$(2,509)	$8,926	$(25,460)

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H&E Equipment Services Reports Fourth Quarter 2011 Results

March 1, 2012

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
NET INCOME (LOSS) PER SHARE
Basic – Net income (loss) per share	$0.23	$(0.07)	$0.26	$(0.73)

Basic – Weighted average number of common shares outstanding	34,806	34,700	34,759	34,668

Diluted – Net Income (loss) per share	$0.23	$(0.07)	$0.26	$(0.73)

Diluted – Weighted average number of common shares outstanding	34,898	34,700	34,887	34,668

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31,	December 31,
	2011	2010
Cash	$24,215	$29,149
Rental equipment, net	450,877	426,637
Total assets	753,305	734,421
Total debt (1)	268,660	252,754
Total liabilities	489,098	480,171
Stockholders’ equity	264,207	254,250
Total liabilities and stockholders’ equity	$753,305	$734,421

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss)	$7,862	$(2,509)	$8,926	$(25,460)
Interest expense	7,120	7,295	28,727	29,076
Provision (benefit) for income taxes	2,768	(1,531)	3,215	(14,920)
Depreciation	25,580	23,501	99,036	91,707
Amortization of intangibles	25	124	362	559

EBITDA	$43,355	$26,880	$140,266	$80,962

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